SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (this "Amendment") is made and entered into and effective as of the 19th day of October, 2017, by and between SPYR, Inc., SPYR APPS, LLC (collectively "SPYR") and Lars Koschin, Bjoern Koschin, Spectacle Games Publishing, Inc., MMOJoe UG and MMOJoe Inc. (the "MMOJoe Parties").

RECITALS

A. On August 31, 2017, SPYR and the MMOJoe Parties entered into an Asset Purchase Agreement, which was amended by the First Amendment to Asset Purchase Agreement dated October 8, 2017 (collectively the "Agreement") whereby the Parties set forth agreed upon terms for SPYR to purchase all Assets related to the game Pocket Starships.

B. The Agreement provided for specifically defined Assets.

C. The Parties discovered an error in the definition of the Assets to be purchased and desire to modify the definition of Assets contained in the Agreement.

AGREEMENT

1. The definition of "Assets" set forth in Recital B of the Agreement is modified so that "Assets" does not include the "Other Assets" defined in the Option Agreement or the "IP Assets" related to Pocket Galaxys and Dogs of the Seas.

2. Miscellaneous Provisions

a. **Defined Terms**. Any capitalized terms not defined in this Amendment shall have the same meaning as used in the Agreement.

b. **Interpretation**. The parties acknowledge and agree that this Amendment shall not be construed or interpreted against any single party on the grounds of sole or primary authorship. The parties acknowledge that they have had the opportunity to consult with and receive legal, accounting, and other advice by attorneys, accountants, and other professionals of their choosing prior to entering into this Amendment.

c. **Counterparts**. This Amendment may be executed in counterparts and/or by facsimile or email, each of which shall be an original, but all of which shall together constitute one document.

d. **Conflict**. In the event of a conflict between the Agreement and the provisions of this Amendment, this Amendment shall control.

e. **Affirmation of Agreement.** Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

SPYR APPS, LLC

By: ______________________
James R. Thompson, Manager

Date: October 23, 2017

SPECTACLE GAMES PUBLISHING, INC.

By: ______________________
Lars Koschin, CEO & President

Date: October 23, 2017

SPYR, INC.

By: ______________________
James R. Thompson, CEO & President

Date: October 23, 2017

MMOJoe UG

By: ______________________
Lars Koschin, GM

Date: October 23, 2017

MMOJoe USA

By: ______________________
Lars Koschin, Sole Member

Date: October 23, 2017

BJOERN KOSCHIN

By: ______________________
Bjoern Koschin, Individually

Date: October 23 2017

LARS KOSCHIN

By: ______________________
Lars Koschin, Individually

Date: October 23, 2017